                       [LETTER HEAD] The Cooper Companies

                                                              21062 Bake Parkway
                                                           Lake Forest, CA 92630
                                                                    949-597-4700
                                                               Fax: 949-597-0662

NEWS RELEASE

     CONTACT:

     Norris Battin
     The Cooper Companies, Inc.
     ir@coopercompanies.com
     FOR IMMEDIATE RELEASE

                   COOPER ANNOUNCES PRICING OF $100 MILLION OF

                          CONVERTIBLE SENIOR DEBENTURES

LAKE FOREST, California, June 20, 2003 -- The Cooper Companies, Inc. (NYSE: COO) announced today that it has agreed to sell $100 million of 2 5/8% convertible senior debentures due 2023. The debentures will be convertible, under certain conditions, into shares of Cooper's common stock at an initial conversion price of approximately $44.40 per share. Cooper has also granted the initial purchasers a 30-day option to purchase up to an additional $15 million of debentures.

The net proceeds to the Company are expected to be approximately $96.8 million, after paying estimated offering expenses and initial purchasers' discounts and commissions and will be used to reduce amounts drawn under its revolving credit facility and for general corporate purposes, including possible future acquisitions. The closing of the offering is expected to occur on or about June 25, 2003 and is subject to customary closing conditions.

The debentures will mature on July 1, 2023. Cooper may redeem the debentures, at its option, on or after July 1, 2008 at a redemption price equal to par plus accrued interest, if any. Holders of the debentures will have the right to require Cooper to repurchase all or some of their debentures on July 1, 2008, July 1, 2013 and July 1, 2018 at a price equal to 100% of the principal amount of those debentures plus accrued interest, if any. This price is payable, in the case of any required repurchase on July 1, 2008, in cash or, in the case of any required repurchase on July 1, 2013 or July 1, 2018 in cash, shares of Cooper common stock or a combination of cash and common stock, at Cooper's option. Holders of the debentures will have the right to require Cooper to purchase all or some of their debentures at a purchase price equal to 100% of the principal amount of those debentures plus accrued interest, if any, upon the occurrence of certain fundamental change events that occur prior to July 1, 2013, payable in cash, shares of Cooper common stock or a combination of cash and common stock, at Cooper's option.

The convertible debentures and the shares of Cooper common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The debentures will be offered only to qualified institutional buyers under Rule 144A of the Securities Act.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the debentures, nor shall there be any sale of the debentures in a jurisdiction in which such offering would be unlawful.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These include statements about our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations are forward-looking. To identify these statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, cost of complying with new corporate governance regulatory requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other events described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2002. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units.

CooperVision markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical supplies diagnostic products, surgical instruments and accessories to the gynecology market. With headquarters in Trumbull, Conn., it also manufactures in Bedminister N. J., Cranford, N. J., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its Web address is www.coopersurgical.com.

Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's World Wide Web address is www.coopercos.com.